EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2012 Omnibus Equity Incentive Plan of Accelerate Diagnostics, Inc. of our reports dated February 28, 2018, with respect to the consolidated financial statements of Accelerate Diagnostics, Inc. and the effectiveness of internal control over financial reporting of Accelerate Diagnostics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

June 8, 2018